As filed with the Securities and Exchange Commission on July 25, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRECISION OPTICS CORPORATION,
INC.
(Exact name of registrant as specified in its charter)

Massachusetts	3845	04-2795294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

22 East Broadway
Gardner, MA 01440
(978) 630-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Forkey
President and Chief Executive Officer
Precision Optics Corporation, Inc.
22 East Broadway
Gardner, MA 01440
(978) 630-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Patrick O’Brien
Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
(617) 951-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE
Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock - $0.01 Par Value	8,450,000	$0.33	$2,788,500	$298.00

(1)	The Registrant is hereby registering the disposition of 8,450,000 shares of its common stock issued to the selling stockholders pursuant to the terms of Purchase Agreements dated as of April 13, 2006.

(2)
In accordance with Rule 457(c), the price is estimated solely for purposes of calculating the registration fee and is based upon the average of the bid and asked price of the Common Stock as reported on the over-the-counter bulletin board on July 24, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2006.

PROSPECTUS

8,450,000 Shares

Precision Optics Corporation, Inc.

Common Stock

This prospectus relates to the disposition from time to time of up to 8,450,000 shares of our outstanding common stock that are held by certain stockholders named in this prospectus.

The prices at which such stockholders may dispose of their shares will be determined by the selling stockholders or their transferees. We will not receive any of the proceeds from the sale of the shares.

Our common stock is listed on the OTC Bulletin Board® under the ticker symbol “POCI.OB.”

An investment in the shares offered hereby involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2006.

THE COMPANY

We are a developer and manufacturer of advanced optical instruments. We design and produce high-quality optical thin film coatings, medical instruments, and other advanced optical systems including micro-optics with dimensions as small as 200 microns. Our medical instrumentation line includes laparoscopes, arthroscopes, video opthalmoscopes, endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures.

We were incorporated in the Commonwealth of Massachusetts, and our principal executive offices are located at 22 East Broadway, Gardner, Massachusetts and our phone number is (978) 630-1800. Precision Optics Corporation, Inc. is referred to throughout this prospectus as “Precision Optics,” the “Company,” “we” or “us.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. The following risk factors should be considered carefully before you decide to buy our common stock. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Common Stock

Trading in Our Common Stock is Limited and the Price of Our Common Stock May be Subject to Substantial Volatility.

Our common stock was delisted from the Nasdaq Capital Market at the opening of business on December 27, 2005, and is now traded on the OTC Bulletin Board® (the “OTCBB”) under the ticker symbol “POCI.OB,” where we expect our common stock to remain for the near future. Broker-dealers often decline to trade in OTCBB stocks given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares. This could cause our stock price to decline.

Additionally, the price of our common stock may be volatile as a result of a number of factors, including, but not limited to, the following:

•	our ability to successfully conceive and to develop new products and services to enhance the performance characteristics and methods of manufacture of existing products;

•	our ability to retain existing customers and customers’ continued demand for our products and services;

•	the timing of our research and development expenditures and of new product introductions;

•	the timing and level of acceptance of new products or enhanced versions of our existing products; and

•	price and volume fluctuations in the stock market at large which do not relate to our operating performance.

We are Contractually Obligated to Issue Shares in the Future, Diluting your Interest in Us.

As of June 1, 2006, there were approximately 2,277,583 shares of common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $0.55 per share. An additional 712,438 shares of common stock are reserved for issuance under our stock option plans as of June 1, 2006. Moreover, we expect to issue additional options to purchase shares of our common stock to compensate employees, consultants and directors, and may issue additional shares to raise capital. Any such issuances will have the effect of further diluting the interest of the holders of our securities.

Risks Related to Our Company

We Rely on a Small Number of Customers and Cannot Be Certain They Will Consistently Purchase Our Products in the Future.

In the fiscal year ended June 30, 2005, our two largest customers represented approximately 20% and 11%, respectively, of our total revenues. In the fiscal year ended June 30, 2004, our two largest customers represented approximately 24% and 22%, respectively, of our total revenues. No other customer accounted for more than 10% of our revenues during these periods.

In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. We cannot be certain that such customers will consistently purchase our products at any particular rate over any subsequent period.

We Rely Heavily Upon the Talents of Our Chief Executive Officer and Chief Scientific Officer, the Loss of Whom Could Severely Damage Our Business.

Our performance depends to a large extent on a small number of key scientific, technical, managerial, and marketing personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Mr. Richard E. Forkey. Loss of Mr. Forkey’s services could severely damage our business.

Additionally, Dr. Joseph N. Forkey was appointed our Chief Scientific Officer in April 2006. Since he started with us as Chief Scientist in 2003, Dr. Forkey has provided us with significant additional capabilities in optical instrument development, in management of new technology and in potentially significant longer-term initiatives in biophysics and biomedical instrumentation, as well as new photonics-based market opportunities. Dr. Forkey expects to continue to explore the development and application of optical-based microscopic single-molecule technologies. The loss of Dr. Forkey’s scientific contributions could severely damage our business.

We Must Continue to be Able to Attract Employees with the Scientific and Technical Skills That our Business Requires--If We Are Unable to Attract and Retain Such Individuals, Our Business Could Be Severely Damaged.

Our ability to attract employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons, and we cannot guarantee that we will be able to attract and retain individuals possessing the necessary qualifications.

The Interests of Our Largest Stockholders May Conflict With Our Interests and the Interests of Our Other Stockholders.

As of April 13, 2006, AIGH Investments, Joel R. Pitlor and Special Situations owned approximately 31%, 14% and 12%, respectively, of our outstanding common stock on a fully diluted basis. If these stockholders choose to act together, they may be able to exercise control over us, including the election of directors and the approval of actions submitted to our stockholders. In addition, without the consent of these stockholders, we may be prevented from engaging in transactions that would be beneficial to our other stockholders. Therefore, the interests of these stockholders may materially conflict with our interests and the interest of our other stockholders.

We Have a Number of Large, Well-Financed Competitors Who Have Research and Marketing Capabilities That Are Superior to Ours.

The industries in which we compete are highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the telecommunications, optics, semiconductor or medical products industries, are seeking to produce products and services that compete with our products and services.

We Are Subject to a High Degree of Regulatory Oversight--We Cannot Be Certain That We Will Continue to Receive the Necessary Regulatory Approvals.

The United States Food and Drug Administration (the “FDA”) has allowed us to market the medical products we currently sell in the United States. However, prior FDA approval may be required before we can market additional medical products that we may develop in the future. We may also seek to sell current or future medical products in a manner that requires us to obtain FDA permission to market such products. We may also require the regulatory approval or license of other federal, state or local agencies or comparable agencies in other countries.

We cannot be certain that we will continue to receive the FDA’s permission to market our current products or obtain the necessary regulatory permission, approvals or licenses for the marketing of any of our future products. Also, we cannot predict the impact on our business of FDA regulations or determinations arising from future legislation or administrative action.

We Face Risks Inherent in Product Development and Production Under Fixed Price Contracts--We Cannot Be Sure That These Contracts Will Be Profitable over Time.

A significant portion of our business has been devoted to research, development and production under fixed price contracts. For our purposes, a fixed price contract is any contract under which we will provide products or services for a fixed price over an extended period of time (usually six months or longer). In our 2005 and 2004 fiscal years, fixed price contracts represented approximately 15% and 29%, respectively, of our total revenues. Revenues from fixed price contracts could continue to represent a significant portion of our total revenues in future fiscal years.

Because they involve performance over time, we cannot predict with certainty the expenses involved in meeting our obligations under fixed price contracts. Therefore, we can never be sure at the time we enter into any single fixed price contract that such contract will be profitable for us.

Third Parties May Infringe on Our Patents--As a Result, We Could Incur Significant Expense in Protecting Our Patents or Not Have Sufficient Resources to Protect Them.

We hold a number of patents that are important to our business. Although we are not currently aware of any past or present infringements of our patents, we plan to protect these patents from infringement and obtain additional patents whenever feasible. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information. Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us.

Third Parties May Claim that We Have Infringed on Their Patents--As a Result, We Could Be Prohibited from Using All or Part of Any Technology Used in Our Products.

Should third parties claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely to use the technology that was the subject of the claim, or sell products embodying such technology.

We Depend on the Availability of Certain Key Supplies and Services That Are Available From Only a Few Sources—If We Experience Difficulty with a Supplier, We May Have Difficulty Finding Alternative Sources of Supply.

Certain key supplies used in our products, particularly precision grade optical glass, are available from only a few sources, each of which is located outside the United States. Also, outside vendors grind and polish certain of our lenses and other optical components, such as prisms and windows. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities. Our requirements are small relative to the total supply, and we are not currently encountering problems with availability. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure essential materials and services in adequate quantities and at acceptable prices.

From time to time, certain of our products may be produced for us by subcontractors, and our business is subject to the risk that these subcontractors fail to make timely delivery. Our products and services are also from time to time used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers that integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion.

Our Customers May Claim that the Products We Sold Them Were Defective--If Our Insurance Is Not Sufficient to Cover a Claim, We Would Be Liable for the Excess.

Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of our products. We maintain product liability insurance to cover us in the event of liability claims, and no such claims have been asserted or threatened against us to date. However, we cannot be certain that our insurance will be sufficient to cover all possible future product liabilities.

We Would Be Liable If Our Business Operations Harmed the Environment--Failure to Maintain Compliance with Environmental Laws Could Severely Damage Our Business.

Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment. From time to time, we use hazardous materials in our operations. Although we believe that we are in compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this discussion, the words “believes,” “anticipates,” “intends to,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. These risks and uncertainties, many of which are not within our control, include, but are not limited to, the uncertainty and timing of the successful development of our new products; decisions by customers to place orders for our products; the risks associated with reliance on a few key customers; our ability to attract and retain personnel with the necessary scientific and technical skills; the timing and completion of significant orders; the timing and amount of our research and development expenditures; the timing and level of market acceptance of customers’ products for which we supply components; performance of our vendors; our ability to control costs associated with performance under fixed price contracts; and the continued availability of essential supplies, materials and services. We caution investors not to place undue reliance on these forward looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The net proceeds from the disposition of the shares covered hereby will be received by the selling stockholders or their transferees. We will not receive any proceeds from the disposition of the securities by the selling stockholders or their transferees.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock or by negotiations in private transactions.

SELLING STOCKHOLDERS

We issued 8,450,000 shares of common stock on April 13, 2006 to certain stockholders set forth below (the “Private Placement”). Pursuant to Purchase Agreements entered into pursuant to the Private Placement, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission (the “Commission” or the “SEC”) to register the disposition of the shares of our common stock we issued to those stockholders and to keep the registration statement effective until the earlier of (i) two years after the date of the closing of the private placement, (ii) the date on which the shares may be resold by the purchasers without registration by reason of Rule 144(k) under the Securities Act of 1933 (the “Securities Act”) or any other rule of similar effect; or (iii) such time as all shares purchased by such stockholders have been sold.

     The following table sets forth: (1) the name of each of the selling stockholders; (2) the number of shares of our common stock owned by each such selling stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; (4) the number of shares of our common stock owned upon completion of this offering, and (5) the percentage (if one percent or more) of common stock owned by each such selling stockholder after this offering.

Name	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Number and Percentage of Shares of Common Stock Owned Upon Completion of this Offering

AIGH Investments	4,755,200	4,755,200	(b)
Hershel Berkowitz	951,040	951,040	(b)
Joshua Hirsch	237,760	237,760	(b)
David Hoffman	16,000	16,000	(b)
Moshe Shuchatowitz	40,000	40,000	(b)
Donald A Major (a)	100,000	100,000	(b)
Richard B. Miles (a)	100,000	100,000	(b)
Joel Pitlor (a)	2,214,419	2,000,000	214,419 (c)
Stephen Scheinberg	250,000	250,000	(b)

*	Less than 1%
(a)	Director
(b)
The selling stockholders may decide to sell all, some, or none of the shares of common stock listed above. We cannot provide any estimate of the number, or percentage, of shares of our common stock that any of the selling stockholders will hold in the future.

(c)
Represents shares held by Mr. Pitlor prior to April 13, 2006 that are not being registered hereunder. We cannot provide any estimate of the number, or percentage, of shares of our common stock Mr. Pitlor will hold following the offering.

PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, whether on an exchange or otherwise, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares from time to time under a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as applicable law may require, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus subject to filing any supplement to this prospectus or post-effective amendment to the registration statement required by applicable law.

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) may apply to their sales in the market, which may limit the timing of purchases and sales of any of the shares by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares of common stock.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We have agreed to indemnify the selling stockholders in certain circumstances against some liabilities, including liabilities that could arise under the Securities Act. The selling stockholders have agreed to indemnify us, our directors and our officers who sign the registration statement against some liabilities in certain circumstances, including liabilities that could arise under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until the earliest of (i) two years after the date of the closing of the private placement, (ii) the date on which the shares may be resold by the purchasers without registration by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, or (iii) such time as all shares purchased by such stockholders have been sold. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

LEGAL MATTERS

  Ropes & Gray LLP, Boston, Massachusetts, will pass upon certain legal matters related to the shares offered by this prospectus.

DIRECTORS AND EXECUTIVE OFFICERS

The names, ages, principal occupations for at least the last five years, and certain other information regarding our directors, as of June 1, 2006 are as follows:

Name	Age	Director Since	Director Class	Principal Occupation; Directorships of Other Public Companies

Richard E. Forkey	66	1982	Class I	President, Chief Executive Officer, Treasurer and a director since founding the Company in 1982; Clerk from May 1983 to June 1990.

Edward A. Benjamin	68	1990	Class I
Clerk from June 1990 to January 1998. Mr. Benjamin is a Trustee of the IXIS Advisor Funds, AEW Real Estate Income Fund, and Loomis Sayles Funds and a Director of Coal, Energy Investments & Management, LLC. Mr. Benjamin was a partner in the law firm of Ropes & Gray LLP, Boston, Massachusetts, from 1969 to 1998.

Joseph N. Forkey (1)	38	2006	Class III
Executive Vice President and Chief Scientific Officer since April 2006; Chief Scientist since September 2003. Prior to joining the Company, Dr. Forkey spent seven years at the University of Pennsylvania Medical School as a postdoctoral fellow and research staff member.

Donald A. Major (2)	44	2005	Class II	Since 2002, Mr. Major has been Vice President and Chief Financial Officer of Digital Excellence, LLC. From 1999 to 2001 Mr. Major served as Chief Financial Officer and Clerk for Uroplasty, Inc.

Richard Miles	62	2005	Class III
Since 1972, Professor Miles has been a member of the faculty at Princeton University, and serves as the Director of the Applied Physics Group in Princeton University’s Mechanical and Aerospace Engineering Department.

Joel R. Pitlor	67	1990	Class II
Since 1979, Mr. Pitlor has been President of J.R. Pitlor, a management consulting firm that provides strategic business planning, which Mr. Pitlor founded. Mr. Pitlor has provided business planning consultation to the Company since 1983. Mr. Pitlor is also a director of Uroplasty, Inc.

(1) Son of Richard E. Forkey

(2) Audit Committee Financial Expert

Our executive officers as of June 1, 2006 are as follows:

Name	Age	Offices

Richard E. Forkey	66	President, Chief Executive Officer and Treasurer

R. Michael Arbon (1)	41	Chief Financial Officer and Clerk

Joseph N. Forkey	38	Executive Vice President and Chief Scientific Officer

(1) Mr. Arbon resigned as of July 18, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding our common stock owned as of the close of business on June 1, 2006, by the following persons: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors who beneficially owns our common stock, (iii) each of our named executive officers who beneficially own our common stock and (iv) all executive officers and directors, as a group, who beneficially own our common stock. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to us by, or on behalf of, the persons listed in the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

AIGH Investments 6006 Berkeley Avenue, Baltimore, MD 21209	4,755,200	30.8%

David M. Greenhouse c/o Special Situations 153 East 53rd Street, New York, NY 10022	1,881,884 (3)	12.2%

Austin W. Marxe c/o Special Situations 153 East 53rd Street, New York, NY 10022	1,886,888 (4)	12.2%

Hershel Berkowitz c/o Tallie Taylor 399 Park Avenue, 12th Fl., New York, NY 10022	951,040	6.2%

Directors and Named Executive Officers

Edward A. Benjamin* c/o Precision Optics Corporation, Inc. 22 East Broadway, Gardner, MA 01440	44,440 (5)	**

Joseph N. Forkey* c/o Precision Optics Corporation, Inc. 22 East Broadway, Gardner, MA 01440	249,420 (6)	1.6%

Richard E. Forkey* c/o Precision Optics Corporation, Inc. 22 East Broadway, Gardner, MA 01440	520,858 (7)	3.3%

Donald A. Major* c/o Precision Optics Corporation, Inc. 22 East Broadway, Gardner, MA 01440	120,000 (8)	**

Richard Miles* c/o Precision Optics Corporation, Inc. 22 East Broadway, Gardner, MA 01440	110,000 (9)	**

Joel R. Pitlor* 237 Moody Street, Waltham, MA 02453	2,233,797 (10)	14.4%

R. Michael Arbon c/o Precision Optics Corporation, Inc. 22 East Broadway, Gardner, MA 01440	2,500 (11)	**

All executive officers and directors as a group, including those named above (7 persons)	3,281,015 (12)	19.9%

* Director
** The percentage of shares beneficially owned by such person does not exceed one percent of our common stock.

(1)
Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within sixty days, sole voting and investment power.

(2)
Percentages are calculated on the basis of the amount of outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights.

(3)
Holdings as of May 31, 2005 as reported on Schedule 13D/A filed with the SEC on June 10, 2005. Represents (i) 557,490 shares owned of record by Special Situations Technology Fund II, L.P. (“SSTF II”); (ii) 1,296,979 shares owned of record by Special Situations Fund III, L.P. (“SSF III”); and (iii) 27,415 shares owned of record by Special Situations Cayman Fund, L.P. (“SSCF”). SSTF II, SSF III, and SSCF are affiliated investment funds. David Greenhouse and Austin Marxe are principals of the investment funds and their respective investment advisers, MGP Advisers Limited Partnership, SST Advisers, L.L.C. and AWM Investment Company, Inc.

(4)
Includes (i) 1,881,884 shares owned by certain affiliated investment funds of which Mr. Marxe is a principal (see footnote (3) above) and (ii) 5,004 shares which may be acquired within sixty days upon exercise of outstanding stock options awarded to Mr. Marxe personally in his former capacity as a Director of the Company.

(5)	Includes 24,171 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(6)	Represents 249,420 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(7)	Includes 205,480 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(8)	Includes 20,000 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(9)	Includes 10,000 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(10)	Includes 19,378 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(11)	Represents 2,500 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(12)	Includes 530,949 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of organization and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of organization and bylaws which are included as exhibits to our Report on Form 10-KSB filed with the Commission on September 29, 2005. Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share. As of June 1, 2006, there are 15,458,212 shares of common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no rights under our articles of organization or our by-laws regarding dividends unless and until dividends are declared by the board of directors, nor do they have any rights under our articles of organization or our by-laws regarding preemption rights. The outstanding shares of common stock are fully paid and non-assessable.

EXPERTS

Our consolidated financial statements for the year ended June 30, 2005 have been audited by Vitale, Caturano & Company, Ltd., independent registered public accountants, as set forth in their report, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

Our consolidated statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2004, have been included herein and in the registration statement in reliance upon the report of KPMG, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are organized under the laws of The Commonwealth of Massachusetts. The Massachusetts Business Corporation Law provides that indemnification of directors, officers, employees, and other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by the corporation to whatever extent specified in its charter documents or votes adopted by its shareholders, except that no indemnification may be provided for any person with respect to any matter as to which the person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. Under Massachusetts law, a corporation can purchase and maintain insurance on behalf of any person against any liability incurred as a director, officer, employee, agent, or person serving at the request of the corporation as a director, officer, employee, or other agent of another organization or with respect to any employee benefit plan, in his capacity as such, whether or not the corporation would have power to itself indemnify him against such liability.

Our Restated Articles of Organization, as amended to date, provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The By-Laws provide that we shall indemnify our directors and officers to the full extent permitted by the laws of The Commonwealth of Massachusetts. In addition, the Company holds a Directors and Officer Liability and Corporate Indemnification Policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers or controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

BUSINESS DEVELOPMENT

We were incorporated in Massachusetts in 1982 and has been publicly owned since November 1990. References to “we,” “us” or the “Company” contained herein include our two wholly-owned subsidiaries, except where the context otherwise requires.

BUSINESS OF ISSUER

We are a developer and manufacturer of advanced optical instruments. We design and produce high-quality optical thin film coatings, medical instruments, and other advanced optical systems including micro-optics with dimensions as small as 200 microns. Our medical instrumentation line includes laparoscopes, arthroscopes, video ophthalmoscopes, endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures. We are registered to the ISO 9001:2000, ISO 13485:2003 and CMDCAS Quality Standards, and comply with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of our medical products. Our internet website is www.poci.com.

Principal Products and Services and Methods of Distribution.

Medical Products. Our medical products include endoscopes, as well as image couplers, beamsplitters and adapters, all of which are used as accessories to endoscopes.

Since January 1991, we have developed and sold endoscopes using various optical technologies for use in a variety of minimally invasive surgical and diagnostic procedures. Our current line of specialized endoscopes include arthroscopes (which are used in joint surgery), laryngoscopes (which are used in the diagnosis of diseases of the larynx), laparoscopes (which are used in abdominal surgery) and stereo endoscopes and cameras (which are used in cardiac and general surgery, and enable surgeons to visualize the surgical field in 3-D imagery, thus facilitating greater finesse and minimizing surgical risk).

We produce autoclavable endoscopes for various applications, which are CE Mark certified for European use, and have been designed and tested to withstand sterilization by flash and standard autoclave, as well as all other commonly used medical sterilization means. The major benefits of autoclavable instruments include increased patient safety, quick turnaround, and elimination of hazardous sterilant and by-product materials, all of which provide a much better value to the user. We believe our autoclavable endoscope technology will generate opportunities for endoscope revenue growth, particularly in Europe where autoclaving is the preferred method of sterilization.

We developed and have manufactured and sold since 1985 a proprietary product line of instrumentation to couple endoscopes to video cameras. Included in this product line are imaging couplers, which physically connect the endoscope to a video camera system and transmit the image viewed through the scope to the video camera. Another product, the beamsplitter, performs the same function while preserving for the viewer an eyeport for direct, simultaneous viewing through the endoscope. We have sold these devices primarily to endoscope and video camera manufacturers and suppliers for resale under our customers’ names.

Our image couplers and beamsplitters can withstand surgery-approved sterilization. We also offer autoclavable image couplers, which are able to withstand sterilization in superheated steam under pressure.We believe that we are one of the few companies in the world that produces autoclavable image couplers.

Included in our medical products sales are sales of image couplers and beamsplitters for video-monitored examination of a variety of industrial cavities and interiors. We have developed, and may develop in the future, specialized borescopes for industrial applications.

We continue to move forward with new products and technical innovations, in particular, the development of a new generation (patent pending) of our world-class product line of 3-D endoscopes, the development of a new prototype 2.7 mm endoscope, and new instruments utilizing our new micro-precisionTM lens technology (patent pending) for endoscopes under 1 mm.

Optical Thin Films. We design and manufacture various types of high quality thin film coatings for use in a wide range of optical applications. Thin film coatings are produced in-house for our medical instrumentation and other products. Presently, optical thin film manufacturing not associated with our medical instruments and other products is limited or very specialized.

Optical System Design and Development Services. We provide on a contract basis advanced lens design, imaging analysis, optical system design, structural design and analysis, prototype production and evaluation, optics testing, and optical system assembly. Some of our development contracts have led to optical system production business for us, and we believe our prototype development service may lead to new product production from time to time.

Competition and Markets.

The areas in which we do business are highly competitive and include both foreign and domestic competitors. Many of our competitors are larger and have substantially greater resources than us. Furthermore, other domestic or foreign companies, some with greater experience in the optics industry and greater financial resources than us, may seek to produce products or services that compete with our services. We use production facilities overseas to produce key components for our business, such as lenses. We believe that the cost savings from such production may be essential to our ability to compete on a price basis in the medical products area particularly and to our profitability generally.

We believe that competition for sales of our medical products and services, which have been principally sold to medical device companies, who incorporate our products into their systems, is based on performance and other technical features, as well as other factors, such as scheduling and reliability, in addition to competitive price.

We have marketed and sold our endoscopes to original equipment manufacturer (OEM) video camera and video endoscopy suppliers for resale under the purchaser’s name. A number of domestic and foreign competitors also sell endoscopes to such OEM suppliers, and our share of the endoscope market is nominal. We believe that, while our resources are substantially more limited than our competitors, we can compete successfully in this market on the basis of price and delivery.

We currently sell our image couplers, beamsplitters, and adapters to a market that consists of approximately 30 to 35 potential OEM customers. These potential customers sell video cameras, endoscopes, or video-endoscopy systems. We have made sales in the past to approximately two thirds of these customers. We estimate that we have approximately 20% to 30% of the market share in these products. Our primary competition in this area is the customers’ own in-house capabilities to manufacture such products. We believe that these customers typically purchase products from us, despite their in-house capabilities, because they choose to devote their own technical resources to their primary products, such as cameras or endoscopes. However, we estimate that approximately 50% of the market demand for image couplers, beamsplitters, and adapters is met by “captive” or in-house capabilities.

We offer advanced optical design and development services, not related to thin film coatings, to a wide range of potential customers and has numerous competitors. The ability to supply design and development services to such customers is highly dependent upon a company’s and its employees’ reputations and prior experience.

We have had negligible direct export sales to date. However, our medical products have received the CE Mark Certification, which permits sales into the European marketplace.

Research and Development.

We believe that our future success depends to a large degree on our ability to continue to conceive and to develop new optical products and services to enhance the performance characteristics and methods of manufacture of existing products. Accordingly, we expect to continue to seek to obtain product-related design and development contracts with customers and to invest our own funds on our research and development to the extent funds are available. We expensed approximately $1,143,000 and $1,319,000 of our own funds during fiscal years 2005 and 2004, respectively, on research and development.

We are currently developing specialty instruments incorporating our patent-pending LenslockTM technology which ensures lower cost, easier repairability and enhanced durability. We are also aggressively pursuing ultra-small instruments (some with lenses less than one millimeter in diameter) utilizing patent-pending micro-precisionTM lens technology. Although we feel confident about the possibilities of marketplace acceptance of our Lenslock™ technology, we cannot predict when orders of significant volume might be received. We are also exploring new initiatives in single-molecule technology and nanotechnology for biomedical and other applications

Raw Materials and Principal Suppliers.

For all of our products, except for thin film coatings, the basic raw material is precision grade optical glass, which we obtain from several major suppliers. Outside vendors grind and polish most of our lenses and prisms. For optical thin film coatings, the basic raw materials are metals and dielectric compounds, which we obtain from a variety of chemical suppliers. Certain of the thin film coatings utilized in our products are currently procured from an outside supplier, but most thin film coatings are produced in-house. We believe that our demand for these raw materials and thin film coating services is small relative to the total supply, and that materials and services required for the production of our products are currently available in sufficient production quantities and will be available for the foreseeable future. We believe, however, that there are relatively few suppliers of the high quality lenses and prisms which our endoscopes require. We have therefore established an in-house optical shop for producing ultra-high quality prisms, micro-optics and other specialized optics for a variety of medical and industrial applications.

Patents and Trademarks.

We rely, in part, upon patents, trade secrets, and proprietary knowledge as well as personnel policies and employee confidentiality agreements concerning inventions and other creative efforts to develop and to maintain our competitive position. We do not believe that our business is dependent upon any patent, patent pending, or license, although we believes that trade secrets and confidential know-how may be important to our scientific and commercial success.

We plan to file for patents, copyrights, and trademarks in the United States and in appropriate countries to protect our intellectual property rights to the extent practicable. We hold the rights to several United States and foreign patents and have several patent applications pending, including those for our new generation of 3-D endoscopes and our new micro-precisionTM lens technology. We know of no infringements of our patents. We plan to protect our patents from infringement in each instance where we determines that doing so would be economical in light of the expense involved and the level and availability of our financial resources. While we believe that our pending applications relate to patentable devices or concepts, there can be no assurance that patents will be issued or that any patents issued can be successfully defended or will effectively limit the development of competitive products and services.

Employees.

As of June 1, 2006, we had 29 full-time employees and four part-time employees. There were 14 employees in manufacturing, 11 in engineering, three in sales and marketing, and five in finance and administration. We have never experienced a work stoppage or strike, and we believe we have sound employee relations.

Customers.

Revenues from our largest customers, as a percentage of total revenues, were as follows:

	2005	2004

Customer A	20%	24%
Customer B	11	6
Customer C	—	22
All Others	69	48

	100%	100%

No other customer accounted for more than 10% of our revenues in fiscal years 2005 and 2004.

Environmental Protection and the Effect of Existing or Probable Government Regulations on the Business.

Our operations are subject to a variety of federal, state, and local laws and regulations relating to the discharge of materials into the environment or otherwise relative to the protection of the environment. From time to time we use a small amount of hazardous materials in our operations. We believe that we comply with all applicable environmental laws and regulations.

Need for Government Approval of Principal Products or Services and Effect of Existing or Probable Government Regulations on the Business.

We currently sell and market several medical products, the marketing of which may require the permission of the United States Food and Drug Administration (“FDA”). Pursuant to our notification to the FDA of our intent to market our endoscopes, image couplers, beamsplitters, and adapters, the FDA has determined that we may market such devices, subject to the general controls provisions of the Food, Drug and Cosmetic Act. This FDA permission was obtained without the need to undergo a lengthy and expensive approval process on account of the FDA’s determination that such devices meet the regulatory standard of being substantially equivalent to an existing approved device. Furthermore, we plan to market additional endoscopes and related medical products that may require the FDA’s permission to market such products. We may also develop additional products or seek to sell some of our current or future medical products in a manner that requires us to obtain the permission of the FDA to market such products, as well as the regulatory approval or license of other federal, state, and local agencies or similar agencies in other countries. The FDA has authority to conduct detailed inspections of manufacturing plants in order to assure that “good manufacturing practices” are being followed in the manufacture of medical devices, to require periodic reporting of product defects to the FDA, and to prohibit the sale of devices which do not comply with the law.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are and have been a developer and manufacturer of advanced optical instruments since 1982. We design and produce high-quality optical thin film coatings, medical instruments, and other advanced optical systems including micro-optics with dimensions as small as 200 microns. Our medical instrumentation line includes laparoscopes, arthroscopes , video ophthalmoscopes, endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures.

We have continued development of our new line of endoscopes based on unique, patent pending Lenslock™ technology. Having completed the prototype development effort, and delivery of initial production orders, we are in discussions with a number of endoscopy market leaders who could provide significant new sales opportunities.

We are actively pursuing opportunities in the area of micro-precision™ optics and continue to manufacture ultra-small lenses, prisms, and assemblies with sizes ranging from 0.2 mm to 1 mm. In addition to ongoing customers, we received a number of new orders for these micro-optic products in the three-month period ended March 31, 2006 and are also in discussions with several other customers regarding the manufacture of prototypes of similar products. These optical components and instruments utilize a variety of innovative techniques including our patent-pending micro-precision™ lens technology.

In the three-month period ended September 30, 2005, we completed a partnership effort for the proprietary development of a new class of night vision lenses including a new patent-pending eyepiece lens. With prototypes completed, the product incorporating our new night vision lenses is currently being evaluated for need and use, including field testing. We cannot control the timing of current evaluations and cannot therefore predict when, if ever, our developed prototypes in night vision lenses might begin to generate revenue. Should our customer secure orders for our night vision system, the partnership agreement ensures we will either be contracted to manufacture the new lenses, or will receive royalties on lenses manufactured elsewhere.

We are registered to ISO 9001:2000, ISO 13485:2003, and CMDCAS Quality Standards, and comply with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of our medical products. Our internet website is www.poci.com.

We conduct our domestic operations at two leased facilities in Gardner, Massachusetts. We rent office space in Hong Kong for sales, marketing and supplier quality control and liaison activities of our Hong Kong subsidiary. We believe these facilities are adequate for our current operations.

Critical Accounting Policies and Estimates

General

Management's discussion and analysis of financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104 which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements and was effective for our fiscal year 2004. SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Our shipping terms are customarily FOB shipping point. Our revenue recognition practices comply with the guidance in the bulletin.

Sales price of products and services sold is fixed and determinable after receipt and acceptance of a customer's purchase order or properly executed sales contract, typically before any work is performed. Management reviews each customer purchase order or sales contract to determine that the work to be performed is specified and there are no unusual terms and conditions which would raise questions as to whether the sales price is fixed or determinable. We assess credit worthiness of customers based upon prior history with the customer and assessment of financial condition. Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management's evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified.

Our revenue transactions typically do not contain multiple deliverable elements for future performance obligations to customers, other than a standard one-year warranty on materials and workmanship, the estimated costs for which are provided for at the time revenue is recognized.

Revenues for industrial and medical products sold in the normal course of business are recognized upon shipment when delivery terms are FOB shipping point and all other revenue recognition criteria have been met. Services that we provide to customers consist of repairs and engineering design and development. Recognition of service revenue occurs (assuming all other revenue recognition criteria have been met) upon delivery to the customer of the repaired product. Gross shipping charges reimbursable from customers, to deliver product, is insignificant and included in Revenues, while shipping costs are shown in Selling, General and Administrative Expenses section of the Consolidated Statement of Operations. Contract revenues, where the period of performance extends beyond six months, including revenues from customer-sponsored research and development contracts, are recognized under the percentage-of-completion method. The percentage of completion is determined by computing the percentage of the actual cost of work performed to the anticipated total contract costs, or on the basis of units shipped. When the estimate of a contract indicates a loss, the Company's policy is to record the entire estimated loss in the current period.

Inventories

We provide for estimated obsolescence on unmarketable inventory based upon assumptions about future demand and market conditions. If actual demand and market conditions are less favorable than those projected by management, additional inventory write downs may be required. Inventory, once written down, is not subsequently written back up, as these adjustments are considered permanent adjustments to the carrying value of the inventory.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

We account for impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of through sale are reported at the lower of the carrying amount or fair value less estimated costs to sell.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

Stock-Based Compensation

We account for our stock-based compensation using the intrinsic value method provided for under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Under APB No. 25 and related interpretations, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of our stock and the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure), establishes a fair-value-based method of accounting for stock-based compensation plans. We have adopted the disclosure-only alternative under SFAS No. 123, which requires the disclosure of the pro forma effects on net loss and net loss per share as if the fair value accounting prescribed by SFAS No. 123 had been adopted.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, Share-Based Payment (SFAS 123R), an amendment of FASB Statements No. 123 and No. 95, Statement of Cash Flows, which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. Pro forma disclosure will no longer be an alternative. SFAS 123R is effective for the first annual period beginning after December 15, 2005 and thus, will be effective for us beginning with the first quarter of fiscal year 2007 (July 1, 2006). Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include retrospective and modified prospective adoption methods. Under the retrospective method, prior periods may be restated based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for all periods presented or as of the beginning for the year of adoption. The modified prospective method requires that compensation expense be recognized beginning with the effective date, based on the requirements of SFAS 123R, for all share-based payments granted after the effective date, and based on the requirements of SFAS 123, for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. We are evaluating the requirements of SFAS 123R and have not determined its method of adoption or the impact on its financial position or the results of operations.

Results of Operations

Nine Months Ended March 31, 2006 Compared to the Nine Months Ended March 31, 2005

Total revenues for the quarter ended March 31, 2006 increased by approximately $378,000 or 116% from the same period in the prior year. We have generated increased revenue in medical and non-medical products, however, the major portion of the increase was due to higher sales of medical products (up by approximately $340,000 or 90%). Sales of medical products were higher due primarily to stronger sales of micro-lenses, autoclavable endoscopes and couplers, and video ophthalmoscopes.

Revenue for the nine months ended March 31, 2006 increased by approximately $665,000 or 67% from the same period in the prior year. The increase in revenue was due to strong growth in sales of micro-lenses, autoclavable endoscopes and couplers, and the introduction of the video ophthalmoscope.

Revenues from our largest customers, as a percentage of total revenues for the nine months ended March 31, 2006 and 2005, were as follows:

	2006	2005
Customer A	17	22
Customer B	14	11
Customer C	13	—
All Others	56	67
	100%	100%

No other customer accounted for more than 10% of our revenues during those periods.

Gross profit for the quarter ended March 31, 2006 reflected a favorable change of $69,074 compared to the quarter ended March 31, 2005. Gross profit/(loss) as a percentage of revenues improved from a negative 13% for the quarter ended March 31, 2005 to positive 3.7% in the current quarter. The favorable change was due primarily to higher sales volume.

Research and development expenses decreased by approximately $200,000, or 61%, for the quarter ended March 31, 2006, compared to the same period last year. Quarterly research and development expenses depend on our assessment of new product opportunities and available resources.

Selling, general and administrative expenses decreased by approximately $77,000, or 17% for the quarter ended March 31, 2006 compared to the same period last year. The achieved savings are from actions we initiated in the quarters ending June 30, 2005 and September 30, 2005, including reducing professional fees, changing the chief financial officer role to part-time, and through reduced premiums from changing our general insurance provider partially offset by an increase in consulting fees.

Interest income decreased by approximately $8,800, or 67%, for the quarter ended March 31, 2006 compared to the previous year. The decrease was due to the lower base of cash and cash equivalents.

No income tax benefit was recorded in the second quarter of fiscal year 2006 or 2005 based on the losses generated in those periods due to the uncertainty of realizing any such benefit in future periods.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

Total revenues for fiscal year 2005 were $1,349,819, a decrease of $122,189 or 8.3%, from fiscal year 2004 revenues of $1,472,008.

The revenue decrease from the prior year was due principally to lower unit volume sales of medical products (down 22.6%), partially offset by higher unit volume sales of non-medical products (up 82.4%). Medical sales were lower due primarily to one-time shipments last year to a customer of specialty endoscopes used for cardiac surgical applications, as previously reported. Non-medical sales were higher due primarily to higher sales of industrial lenses, couplers and thin film coatings.

Revenues from our largest customers, as a percentage of total revenues, were as follows:

	2005	2004
Customer A	20%	24%
Customer B	11	6
Customer C	—	22
All Others	69	48
	100%	100%

No other customer accounted for more than 10% of our revenues in fiscal years 2005 and 2004.

Gross profit (loss) for fiscal year 2005 reflected an unfavorable change of $56,873 compared to fiscal year 2004. Gross profit as a percentage of revenues decreased from a negative 40.1% in fiscal year 2004 to a negative 48.9% in fiscal year 2005. The unfavorable change in gross profit (loss) was due primarily to lower sales volume partially offset by lower provisions for slow moving and obsolete inventories of approximately $401,900 in fiscal year 2005 compared to approximately $500,000 in fiscal year 2004.

Research and development expenses decreased by $175,933, or 13.3%, during fiscal year 2005 compared to the previous year. The decrease was due to a lower level of resources being devoted to internal product development activities, and a shift in certain resources to more customer sponsored development efforts, resulting in initial product shipments to several new customers.

Selling, general and administrative expenses increased by $118,575 or 6.8%, during fiscal year 2005 compared to the previous year. The increase was due primarily to higher bid and proposal expenses and professional services expenses, partially offset by lower insurance expense.

The provision for restructuring in fiscal year 2005 of $89,512 consists of a provision for severance benefits substantially paid in the quarter ended June 30, 2005 related to the June 2005 workforce reduction of 3%, or one employee. The provision for restructuring in fiscal year 2004 of $52,208 consists of a provision for severance benefits paid in the quarter ended March 31, 2004 related to the January 2004 workforce reduction of 15%, or five employees.

The following table sets forth the quarterly impacts and cash payments associated with the asset impairment and restructuring provisions:

Provision For Employee Severance

Reserve Balance, June 30, 2003	$—

Total Provision	52,208
Cash Payments	(52,208)

Reserve Balance, June 30, 2004	$—

Total Provision	89,512
Cash Payments	(84,501)

Reserve Balance, June 30, 2005	$5,011

Interest income increased by $32,484 or 179.6% during fiscal year 2005 compared to the previous year. The increase was due to the higher base of cash and cash equivalents because of proceeds received from the rights offering in July 2004.

The income tax provisions in fiscal years 2005 and 2004 represent the minimum statutory state income tax liability.

Liquidity and Capital Resources

For the nine months ended March 31, 2006, our cash and cash equivalents decreased by $1,678,678 to $493,015. The decrease in cash was due primarily from cash used in operating activities of $1,780,654, capital expenditures of $20,667, and patent costs of $42,314. The decrease in cash was partially offset by proceeds of $162,000 received from the sale of equipment previously used in our telecommunication business.

In April 2006, we completed a private placement of our common stock raising gross proceeds of $2,112,500. We believe, based on our operating and strategic plans and the proceeds received from the private placement in April 2006 (see note 5), that we will have sufficient funds to conduct operations through at least the next 12 months.

Contractual cash commitments for the fiscal years subsequent to March 31, 2006 are summarized as follows:

	2006	2007	Thereafter	Total
Operating leases	$6,929	$4,341	$2,841	$14,482

We provide a standard one-year warranty on materials and workmanship to our customers. We provide for estimated warranty costs at the time product revenue is recognized. Warranty costs are included as a component of cost of goods sold in the accompanying consolidated statements of operations. For the nine month periods ended March 31, 2006 and 2005, warranty costs were not significant.

Trends and Uncertainties That May Affect Future Results

For the quarter ended March 31, 2006, our cash and cash equivalents decreased by $416,437, compared to $722,866 for the previous quarter ended December 31, 2005. The reduction in cash usage between the two most recent quarters of the current fiscal year is attributable primarily to the increase in sales volume in the second quarter leading to stronger receipts of cash in the third quarter and to the increase in accounts payable, partially offset by the increase in accounts receivable.

Capital equipment expenditures during the nine months ended March 31, 2006 were $20,667, down from $28,813 for the same period in 2005. Future capital expenditures will depend on future sales and the success of ongoing research and development efforts and available cash resources.

For the quarter ended March 31, 2006, research and development expenses were $130,268 down 61% from $330,743 a year earlier. The decrease reflects a shift in certain resources to customer related work (the costs of which are included in cost of goods sold) assisting us in achieving a strong increase in revenue in the quarter. The level of future quarterly research and development expenses will ultimately depend on our assessment of new product opportunities and available cash resources.

We believe that the recent introduction of several new products, along with new and ongoing customer relationships, will generate additional revenues, which are required in order for us to achieve profitability. In the coming months we will continue to focus our efforts on marketing products recently introduced or redesigned. We believe that these marketing activities, if successful, may result in the continuation of our recent pattern of sales growth.

DESCRIPTION OF PROPERTY

We conduct our domestic operations at two facilities in Gardner, Massachusetts. The main Gardner facility is leased from a corporation owned by an officer-shareholder-director of the Company. The lease terminated in December 1999 and we are currently a tenant-at-will. The other Gardner facility is being rented on a month-to-month basis. We rent office space in Hong Kong for sales, marketing and supplier quality control and liaison activities of our Hong Kong subsidiary.

We believe these facilities are adequate for our current operations and adequately covered by insurance. Significant increases in production or the addition of significant equipment additions or manufacturing capabilities in connection with the production of our line of endoscopes, optical thin films, and other products may, however, require the acquisition or lease of additional facilities. We may establish production facilities domestically or overseas to produce key assemblies or components, such as lenses, for our products. Overseas facilities may subject us to the political and economic risks associated with overseas operations. The loss of or inability to establish or maintain such additional domestic or overseas facilities could materially adversely affect our competitive position and profitability.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have an arrangement with J.R. Pitlor ("J.R. Pitlor"), a company wholly owned by Mr. Pitlor, a Director of the Company, under which Mr. Pitlor provides consulting services to us for a fee currently not to exceed $5,000 a month. These consulting services consist primarily of advice regarding marketing, strategic planning and other general business issues. Either party may terminate this arrangement at will. We paid or accrued to J.R. Pitlor for consulting services aggregate fees of $24,000 for fiscal year 2005 and $24,000 for fiscal year 2004.

We lease our facility in Gardner, Massachusetts from Equity Assets, Inc. ("Equity"), a company wholly owned by Mr. Richard E. Forkey, the President, Chief Executive Officer and Treasurer and a Director of the Company. We are currently a tenant-at-will, paying rent of $9,000 per month.

We have paid legal fees to Ropes & Gray LLP, a law firm of which Mr. Benjamin, a Director of the Company, is a retired partner, of approximately $76,400 for fiscal year 2005 and $170,000 for fiscal year 2004.

Three of our directors, Joel Pitlor, Donald Major and Richard Miles, participated in the private placement of our common stock, which closed on April 13, 2006. As a group, the three directors purchased a total of 2,200,000 shares in the transaction, with Mr. Pitlor acquiring 2,000,000 shares of common stock, and Mr. Major and Mr. Miles each purchasing 100,000 shares of common stock. Such shares are being registered hereby.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCBB under the symbol "POCI.OB." Prior to December 27, 2005, our common stock was listed on the NASDAQ Capital Market® under the symbol "POCI." Set forth below are the high and low sales prices or bid prices for our common stock for each quarter during the last two fiscal years and for the subsequent interim periods as quoted on the OTCBB or listed by NASDAQ, as applicable. The quotes from the OTCBB reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The information below was obtained from those organizations, for the respective periods.

	2004		2005		2006
Quarter	High	Low	High	Low	High	Low
First	$2.80	$1.90	$1.33	$.82	$.83	$.51

Second	$2.67	$1.71	$1.50	$.61	$.60	$.26

Third	$6.99	$1.96	$1.75	$.88	$.50	$.23

Fourth	$5.72	$1.05	$1.36	$.52	$.70	$.32

As of June 1, 2006, there were approximately 100 holders of record of our common stock. Holders of record include nominees who may hold shares on behalf of multiple owners.

We have not declared any dividends during the last two fiscal years. At present, we intend to retain our earnings, if any, to finance research and development and expansion of our business.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation for the last three completed fiscal years awarded to, earned by, or paid to our Chief Executive Officer at June 30, 2006 and the executive officers during the fiscal year ended June 30, 2006 whose total annual salary and bonuses for the fiscal year ended June 30, 2006 exceeded $100,000 for all services rendered in all capacities to us and our subsidiaries (the "Named Executive Officers").

		Annual Compensation				Long Term Compensation
						Awards	Payouts
Name and Principal Position at Fiscal Year End	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (Number)	All Other Compensation ($)
Richard E. Forkey	2006	195,000	-0-	4,925	(1)	373,600	19,757(2)
President, Chief	2005	195,000	-0-	12,250	(1)	373,600	7,193(2)
Executive Officer	2004	195,000	-0-	12,250	(1)	-0-	6,692(2)
& Treasurer

Joseph N. Forkey	2006	120,000	-0-	2,400	(4)	295,200(5)	-0-
Chief Scientific	2005	120,000	-0-	2,221	(4)	560,400	-0-
Officer	2004	91,381	10,000(3)	-0-		15,000(5)	-0-

(1)	Includes car expense of $3,100 for 2006 and $9,250 for each of 2005 and 2004.
(2)	Represents premiums for a life insurance policy and disability insurance policy.
(3)	Represents a signing bonus paid to Dr. Forkey upon hire.
(4)	Represents the Company’s matching contribution to Profit Sharing Plan.
(5)	15,000 options granted in September 2003 were repriced on May 9, 2006.

Option Grants in Last Fiscal Year

The following table sets forth the individual grants of stock options made by us during the fiscal year ended June 30, 2006 to our Named Executive Officers.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date
Richard E. Forkey	373,600 (1)	39%	$0.55	5/9/2016

Joseph N. Forkey	280,200(1)	29%	$0.55	5/9/2016
	15,000(2)	n/a	$0.55	5/9/2016

(1)
25% of such options are immediately exercisable; 25% of such options will become exercisable on May 9, 2007; 25% of such options will become exercisable on May 9, 2008; and 25% of such options will become exercisable on May 9, 2009.

(2)
Such options were originally granted in September 2003 and were repriced on May 9, 2006. 75% of such options are currently exercisable and 25% of such options will become exercisable on September 25, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes for each of the Named Executive Officers (i) the total number of shares received upon exercise of stock options during the fiscal year ended June 30, 2006, (ii) the aggregate dollar value realized upon such exercise, (iii) the total number of unexercised options, if any, held at June 30, 2006 and (iv) the value of unexercised in-the-money options, if any, held at June 30, 2006. In-the-money options are options where the fair market value of the underlying securities exceeds the exercise or base price of the option. The aggregate value realized upon exercise of a stock option is the difference between the aggregate exercise price of the option and the fair market value of the underlying stock on the date of exercise. The value of unexercised, in-the-money options at fiscal year-end is the difference between the exercise price of the option and the fair market value of the underlying stock on June 28, 2006, the last date of fiscal year 2006 on which the company's common stock was traded which was $0.32 per share. With respect to unexercised, in-the-money options, the underlying options have not been exercised and actual gains, if any, on exercise will depend on the value of our common stock on the date of exercise.

			Fiscal Year-End Option Values
			Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (Number)	Value Realized ($)	Exercisable (Number)	Unexercisable (Number)	Exercisable ($)	Unexercisable ($)

Richard E. Forkey	-0-	-0-	205,480	541,720	-0-	-0-

Joseph N. Forkey	-0-	-0-	249,420	606,180	-0-	-0-

 Long Term Incentive Plans - Awards in Last Fiscal Year

We made no awards under any long term incentive plan in the fiscal year ended June 30, 2006.

Employment Contracts and Termination of Employment Arrangements

We have no employment contracts in place with any Named Executive Officer. We have no compensatory plan or arrangement with respect to any Named Executive Officer where such plan or arrangement will result in payments to such Named Executive Officer upon or following his resignation, or other termination of employment with us and our subsidiaries, or as a result of a change-in-control of or a change in the Named Executive Officers' responsibilities following a change-in-control.

AVAILABLE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form SB-2 (the "registration statement") filed by us with the Commission under the Securities Act, omits certain of the information set forth in the registration statement. Reference is hereby made to the registration statement and to the exhibits thereto for further information with respect to us and the securities offered hereby. Copies of the registration statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below or via the Commission's web site described below.

Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to:

Precision Optics Corporation, Inc.
22 East Broadway
Gardner, MA 01440
Attn: Chief Financial Officer
(978) 630-1800

We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the Commission. You can read our Commission filings, including the registration statement, over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of public reference facilities.

CONSOLIDATED FINANCIAL STATEMENTS

Page

Consolidated Balance Sheets as of March 31, 2006 (unaudited) and June 30, 2005	F-2

Consolidated Statements of Operations for the three and nine months ended March 31, 2006 and 2005 (unaudited)	F-3

Consolidated Statements of Cash Flows for the three and nine months ended March 31, 2006 and 2005 (unaudited)	F-4

Consolidated Financial Statements as of and for the years ended June 30, 2005 and 2004, together with Reports of Independent Registered Public Accounting Firms	F-10

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

ASSETS
CURRENT ASSETS	March 31, 2006	June 30, 2005
Cash and Cash Equivalents	$493,015	$2,171,693
Accounts Receivable, net	434,144	177,031
Inventories, net	552,090	599,619
Prepaid Expenses	64,849	62,422
Total Current Assets	1,544,098	3,010,765
PROPERTY AND EQUIPMENT
Machinery and Equipment	3,502,672	3,539,205
Leasehold Improvements	553,596	553,596
Furniture and Fixtures	93,545	96,831
Vehicles	42,343	42,343
Less: Accumulated Depreciation	(4,129,290)	(4,092,202)
Net Property and Equipment	62,866	139,773
OTHER ASSETS
Cash Surrender Value of Life Insurance Policies	13,483	16,440
Patents, net	210,225	201,627
Total Other Assets	223,708	218,067
TOTAL ASSETS	$1,830,672	$3,368,605

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	360,536	160,593
Customer Advances	—	18,000
Accrued Employee Compensation	176,604	208,851
Accrued Professional Services	53,750	74,000
Other Accrued Liabilities	68,625	57,566
Total Current Liabilities	659,515	519,010

STOCKHOLDERS' EQUITY
Common Stock, $.01 par value-
Authorized — 20,000,000 shares
Issued and Outstanding - 7,008,212 shares
at March 31, 2006 and at June 30, 2005	70,082	70,082
Additional Paid-in Capital	32,751,597	32,751,597
Accumulated Deficit	(31,650,522)	(29,972,084)
Total Stockholders' Equity	1,171,157	2,849,595
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,830,672	$3,368,605

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED
MARCH 31, 2006 AND 2005
(UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005

REVENUES	$704,010	$326,272	$1,652,788	$987,604

COST OF GOODS SOLD	677,896	369,232	1,686,520	1,298,187

Gross Profit / (Loss)	26,114	(42,960)	(33,732)	(310,583)

RESEARCH and DEVELOPMENT	130,267	330,743	607,537	910,218

SELLING, GENERAL and ADMINISTRATIVE EXPENSES	382,284	459,284	1,222,542	1,393,450

GAIN ON SALE OF ASSETS	—	—	165,700	—

Total Operating Expenses	512,551	790,027	1,664,379	2,303,668

Operating Loss	(486,437)	(832,987)	(1,698,111)	(2,614,251)

INTEREST INCOME	4,262	13,071	19,673	39,998

Net Loss	($482,175)	($819,916)	($1,678,438)	($2,574,253)

Basic and Diluted Loss Per Share	($0.07)	($0.12)	($0.24)	($0.39)

Weighted Average Common Shares Outstanding - Basic and Diluted	7,008,212	7,008,212	7,008,212	6,662,916

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED
MARCH 31, 2006 AND 2005
(UNAUDITED)

	Nine Months Ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,678,438)	$(2,574,253)
Adjustments to Reconcile Net Loss to Net Cash
Used In Operating Activities -
Depreciation and Amortization	116,991	170,858
Gain on Disposal of Asset	(165,700)	—
Provision for Inventory Write-Down	38,600	187,650
Changes in Operating Assets and Liabilities-
Accounts Receivable, net	(257,113)	(57,411)
Inventories	8,929	(67,880)
Prepaid Expenses	(2,427)	(21,329)
Accounts Payable	199,943	78,465
Other Accrued Expenses	(41,439)	(3,485)
Net Cash Used In Operating Activities	(1,780,654)	(2,287,385)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property and Equipment	(20,667)	(28,813)
Proceeds from Disposal of Asset, net	162,000	—
Increase in Other Assets	(39,357)	(41,702)
Net Cash Provided By (Used In) Investing Activities	101,976	(70,515)

CASH FLOWS FROM FINANCING ACTIVITIES:
Gross Proceeds from Rights Offering	—	5,256,159
Payment of Deferred Financing Costs	—	(203,598)
Net Cash Provided By Financing Activities	—	5,052,561

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,678,678)	2,694,661
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,171,693	343,260
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$493,015	$3,037,921
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid for-
Income Taxes	$912	$912

PRECISION OPTICS CORPORATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Operations

The accompanying consolidated financial statements include the accounts of Precision Optics Corporation, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared by the Company, without audit, and reflect normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results of the three and nine months ending March 31, 2006 and 2005. These consolidated financial statements do not include all disclosures associated with annual consolidated financial statements and, accordingly, should be read in conjunction with footnotes contained in the Company's consolidated financial statements for the year ended June 30, 2005 together with the Report of Independent Registered Public Accounting Firm filed under cover of the Company's 2005 Annual Report on Form 10-KSB.

The Company has incurred significant operating losses during the last nine fiscal years. This trend was primarily the result of the loss of several significant customers, completion of several large nonrecurring government contracts, and operating losses and provision for asset impairment, restructuring, and inventory write-downs associated with the downturn in demand for optical filters used in telecommunications systems. In July 2004, the Company completed a rights offering to stockholders of record at June 7, 2004 by issuing 5,256,159 shares of common stock. Net cash proceeds to the Company (after offering costs of $222,175) were $5,033,984. In April 2006 the Company completed a private placement of its common stock raising proceeds of $2,112,500 (see note 5), less customary transaction expenses, including professional fees associated with the private placement and the subsequent registration of the common stock under the Securities Act of 1933, as amended.

In the past four fiscal years the Company has implemented a number of restructuring and cost saving measures in an effort to align costs with revenues and strengthen financial performance. Most recently, savings were achieved through reduced professional fees, workforce reduction of one full-time employee and changing the chief financial officer role to part-time, and through reduced premiums of the Company’s general insurance. In addition, the Company will continue its review of other expense areas to determine where additional reductions in discretionary spending can be achieved.

The Company’s current sources of liquidity consist of its cash and cash equivalents and accounts receivable. At March 31, 2006, the Company had $493,015 in cash and cash equivalents and $434,144 in accounts receivable.

The Company remains confident in the value of its technology and expertise both in medical and surgical applications and elsewhere. In addition, despite strict controls on R&D spending, the Company continues developing new products and researching technical innovations.

The Company believes that the recent introduction of several new products, along with new and ongoing customer relationships, will generate additional revenues, which are required in order for the Company to achieve profitability. In the coming months the Company will continue to focus its efforts on marketing products recently introduced or redesigned. The Company believes that these marketing activities, if successful, may result in the continuation of its recent pattern of sales growth.

The Company believes, based on its operating and strategic plans and the proceeds received from the private placement in April 2006 (see note 5), that it will have sufficient funds to conduct operations through at least the next 12 months.

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Loss Per Share

Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. For the three and nine months ended March 31, 2006 and 2005, the effect of stock options and warrants was antidilutive; therefore, they were not included in the computation of diluted loss per share. The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect would be antidilutive were approximately 1,336,783 and 181,632 for the three months ended March 31, 2006 and 2005, respectively, and approximately 1,326,783 and 206,804 for the nine months ended March 31, 2006 and 2005.

Revenue Recognition

In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 104 which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements and was effective for the Company’s fiscal year 2004. SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. The Company’s shipping terms are customarily FOB shipping point. The Company’s revenue recognition practices comply with the guidance in the bulletin.

The sales price of products and services sold is fixed and determinable after receipt and acceptance of a customer’s purchase order or properly executed sales contract, typically before any work is performed. Management reviews each customer purchase order or sales contract to determine that the work to be performed is specified and there are no unusual terms and conditions which would raise questions as to whether the sales price is fixed or determinable. The Company assesses credit worthiness of customers based upon prior history with the customer and assessment of financial condition. Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified.

The Company’s revenue transactions typically do not contain multiple deliverable elements for future performance obligations to customers, other than a standard one-year warranty on materials and workmanship, the estimated costs for which are provided for at the time revenue is recognized.

Revenues for industrial and medical products sold in the normal course of business are recognized upon shipment when delivery terms are FOB shipping point and all other revenue recognition criteria have been met. Services that the Company provides to customers consist of repairs and engineering design and development. Recognition of service revenue occurs (assuming all other revenue recognition criteria have been met) upon delivery to the customer of the repaired product. Gross shipping charges reimbursable from customers, to deliver product, are insignificant and are included in Revenues, while shipping costs are shown in Selling, General and Administrative Expenses section of the Consolidated Statement of Operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment (SFAS 123R), an amendment of FASB Statements No. 123 and No. 95, Statement of Cash Flows, which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. Pro forma disclosure will no longer be an alternative. SFAS 123R is effective for the first annual period beginning after December 15, 2005 and thus, will be effective for the Company beginning with the first quarter of fiscal year 2007 (July 1, 2006). Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include retrospective and prospective adoption methods. Under the retrospective method, prior periods may be restated based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for all periods presented or as of the beginning for the year of adoption.

The prospective method requires that compensation expense be recognized beginning with the effective date, based on the requirements of SFAS 123R, for all share-based payments granted after the effective date, and based on the requirements of SFAS 123, for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

The Company is evaluating the requirements of SFAS 123R and has not determined its method of adoption or the impact on its financial position or the results of operations. See Note 3 for information related to the pro forma effects on the Company's reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS 123 to stock-based employee compensation.

2.	INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

	March 31, 2006	June 30, 2005

Raw Materials	$296,164	$181,548

Work-In-Progress	177,174	185,047

Finished Goods	78,752	233,024

Total Inventories	$552,090	$599,619

3.	STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation using the intrinsic value method provided for under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Under APB No. 25 and related interpretations, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure), establishes a fair-value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative under SFAS No. 123, which requires the disclosure of the pro forma effects on net loss and net loss per share as if the fair value accounting prescribed by SFAS No. 123 had been adopted.

No stock-based employee compensation cost is reflected in net loss, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Three Months Ended March 31,		Nine Months Ended March 31,

	2006	2005	2006	2005
Net loss, as reported	$(482,175)	$(819,916)	$(1,678,438)	$(2,574,253)

Add: Total stock-based employee compensation expense determined under fair value based method for all awards	(70,827)	(7,100)	(268,505)	(38,412)
Pro forma net loss	$(553,002)	$(827,016)	$(1,946,943)	$(2,612,665)

Net loss per share: As reported - basic and diluted	$(.07)	$(.12)	$(.24)	$(.39)
Pro forma - basic and diluted	$(.08)	$(.12)	$(.28)	$(.39)

The Company has computed the pro forma disclosures required under SFAS No. 123 for fiscal 2006 and 2005 using the Black-Scholes option pricing model prescribed by SFAS No. 123 (See Note 1).

The assumptions used for grants during the nine months ended March 31, 2006 and 2005 are as follows:

	2006	2005
Risk-free interest rates	4.07	3.84%
Expected dividend yield	-	-
Expected lives	5.3 years	5.3 years
Expected volatility	107%	107%
Weighted average fair value of grants	$0.45	$0.65

On June 13, 2005, the Company issued options to purchase 934,000 shares of common stock at an exercise price of $0.83 per share.  At the date of issuance, 30% of the options vested immediately, and the vesting of the remaining options is subject to achievement of certain financial milestones by the Company.  According to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," the options described above are subject to variable accounting until the awards are exercised, forfeited, or expire unexercised, which includes periodic measurement of compensation expense based on the intrinsic value of the options.  The compensation cost will be recognized and adjusted quarterly for vested options or ratably over the vesting period for unvested options.  No compensation expense related to these stock options is reflected in the net loss for the quarter ended March 31, 2006 as all options granted had an exercise price greater than the market value of the underlying common stock as of March 31, 2006.  As long as the options remain outstanding, the compensation adjustment remains subject to ongoing quarterly adjustments based on changes in the market price of the Company's common stock.

4.	SALE OF EQUIPMENT

In June 2005, the Company received an $18,000 deposit towards the sale of equipment previously used in its discontinued telecommunications business. In July 2005, the Company completed the transaction with the receipt of an additional $162,000, recognizing the sale of equipment for $180,000 and a gain of $165,700 in the quarter ending September 30, 2005.

5.	SUBSEQUENT EVENTS

Stock Sale:

On April 19, 2006, the Company announced it had entered into certain purchase agreements with institutional and other accredited investors pursuant to which it sold an aggregate of 8,450,000 shares of the Company’s common stock, par value $0.01 per share, at a price of $0.25 per share. The closing of the Private Placement occurred on April 13, 2006, raising proceeds of $2,112,500 less customary transaction expenses, including professional fees associated with the private placement and the subsequent registration of the common stock under the Securities Act of 1933, as amended.

Option Repricing:

On May 9, 2006, the Company’s Board of Directors approved the repricing of certain stock options held by employees and certain members of the Board of Directors. The new exercise price per share of common stock subject to such options has been set at $0.55. The new exercise price per share applies to all stock options with an original exercise price above $0.55 per share, other than an option to purchase 560,400 shares of common stock held by Joseph Forkey and an option to purchase 373,600 shares of common stock held by Richard Forkey.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Precision Optics Corporation, Inc.:

We have audited the accompanying consolidated balance sheet of Precision Optics Corporation, Inc. and subsidiaries as of June 30, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Precision Optics Corporation, Inc. and subsidiaries as of June 30, 2005 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Vitale Caturano and Company, Ltd.

Boston, Massachusetts
August 12, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Precision Optics Corporation, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2004. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Precision Optics Corporation, Inc. and subsidiaries for the year ended June 30, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts
August 31, 2004

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Balance Sheet
June 30, 2005

ASSETS	2005
Current Assets:
Cash and cash equivalents	$2,171,693
Accounts receivable (net of allowance for doubtful
accounts of approximately $14,550).	177,031
Inventories	599,619
Prepaid expenses	62,422
Deferred financing costs	—
Total current assets	3,010,765

Machinery and equipment	3,539,205
Leasehold improvements	553,596
Furniture and fixtures	96,831
Vehicles	42,343

4,231,975

Less—Accumulated depreciation and amortization	4,092,202
139,773

Other Assets:
Cash surrender value of life insurance policies	16,440
Patents, net	201,627

Total other assets	218,067

$3,368,605
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$160,593
Customer advances	18,000
Accrued employee compensation	208,851
Accrued professional services	74,000
Accrued warranty expense	50,000
Other accrued liabilities	7,566
Total current liabilities	519,010

Commitments (Note 2)

Stockholders’ Equity:
Common stock, $0.01 par value-
Authorized—20,000,000 shares
Issued and outstanding— 7,008,212 shares at June 30, 2005	70,082
Additional paid-in capital	32,751,598
Accumulated deficit	(29,972,085)

Total stockholders’ equity	2,849,595

$3,368,605

The accompanying notes are an integral part of these consolidated financial statements.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
for the Years Ended June 30, 2005 and 2004

	2005	2004

Revenues	$1,349,819	$1,472,008
Cost of Goods Sold	1,997,586	2,062,902
Gross profit (loss)	(647,767)	(590,894)
Research and Development Expenses	1,143,412	1,319,345
Selling, General and Administrative Expenses	1,857,332	1,738,757
Provision for Restructuring	89,512	52,208
Total operating expenses	3,090,256	3,110,310
Operating loss	(3,738,023)	(3,701,204)
Interest Income, net	50,574	18,040
Loss before provision for income taxes	(3,687,449)	(3,683,164)
Provision for Income Taxes	912	912
Net loss	$3,688,361	$3,684,076
Loss per Share - Basic and Diluted	$(0.55)	$(2.10)
Weighted Average Common Shares Outstanding - Basic and Diluted	6,749,003	1,752,053

The accompanying notes are an integral part of these consolidated financial statements.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity
for the Years Ended June 30, 2005 and 2004

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, June 30, 2003	1,752,053	17,521	27,770,175	(22,599,648)	5,188, 048
Net loss	—	—	—	(3,684,076)	(3,684,076)
Balance, June 30, 2004	1,752,053	17,521	27,770,175	(26,283,724)	1,503,972

Proceeds from rights offering, net	5,256,159	52,561	4,981,423	—	5,033,984
Net loss	—	—	—	(3,688,361)	(3,688,361)
Balance, June 30, 2005	7,008,212	$70,082	$32,751,598	$(29,972,085)	$2,849,595

The accompanying notes are an integral part of these consolidated financial statements.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows for the
Years Ended June 30, 2005 and 2004

	2005	2004

Cash Flows from Operating Activities:
Net loss	$(3,688,361)	$(3,684,076)
Adjustments to reconcile net loss to net cash used in operating activities-
Depreciation and amortization	241,966	240,846
Provision for inventory write-down	401,900	500,000
Changes in operating assets and liabilities-
Accounts receivable, net	(96,836)	111,474
Inventories	(83,521)	(160,710)
Prepaid expenses	18,224	10,567
Accounts payable	78,850	(59,655)
Customer advances	18,000	—
Accrued expenses	(17,875)	(32,055)

Net cash used in operating activities	(3,127,653)	(3,073,609)

Cash Flows from Investing Activities:
Purchases of property and equipment	(32,140)	(33,605)
Increase in other assets	(64,336)	(31,536)

Net cash used in investing activities	(96,476)	(65,141)

Cash Flows from Financing Activities:
Repayment of capital lease obligation and other	—	(3,826)
Gross proceeds from rights offering	5,256,159
Payment of rights offering costs	(203,597)	(18,578)
Net cash provided by (used in) financing activities	5,052,562	(22,404)

Net Increase (Decrease) in Cash and Cash Equivalents	1,828,433	(3,161,154)

Cash and Cash Equivalents, beginning of year	343,260	3,504,414

Cash and Cash Equivalents, end of year	$2,171,693	$343,260

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for-
Interest	$—	$49
Income taxes	$912	$—

The accompanying notes are an integral part of these consolidated financial statements.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)   Summary of Significant Accounting Policies

(a)    Nature of Business and Liquidity

Precision Optics Corporation, Inc. (the “Company”) designs, develops, manufactures and sells specialized optical systems and components and optical thin-film coatings. The Company conducts business in one industry segment only and its customers are primarily domestic. The Company’s products and services fall into two principal areas: (i) medical products for use by hospitals and physicians and (ii) advanced optical system design and development services and products used by industrial customers.

The Company has incurred significant operating losses during the last nine fiscal years. This trend was primarily the result of the loss of several significant customers, completion of several large nonrecurring government contracts, and operating losses and provision for asset impairment, restructuring, and inventory write-downs associated with the downturn in demand for optical filters used in telecommunications systems. In fiscal 1998, the Company began making significant investments in research and development and capital purchases for new products. In August 1999 and March 2000, the Company raised gross proceeds of approximately $16 million of additional cash through the issuance of common stock. In July 2004, the Company completed a rights offering to stockholders of record at June 7, 2004 by issuing 5,256,159 shares of common stock. Net cash proceeds to the Company (after offering costs of $222,175) were $5,033,984.

In the past four fiscal years, the Company has implemented a number of restructuring and cost saving measures in an effort to align costs with revenues and strengthen financial performance. Full-time employee headcount has been reduced from 78 at June 30, 2001 to 28 at June 30, 2005. The Company has discontinued the development and manufacturing of telecommunications products, canceled the lease on its Optical Thin Films Technology Center, and written down and/or sold certain of the property, equipment and inventories invested in its telecommunications business. As a result of these actions, the Company has incurred a provision for excess and obsolete inventory of approximately $401,900 and $500,000 and restructuring costs of approximately $89,500 and $52,000 for the years ended June 30, 2005, and 2004, respectively. In addition, the Company will continue its review of other expense areas to determine where additional reductions in discretionary spending can be achieved.

The Company’s current sources of liquidity consist of its cash and cash equivalents and accounts receivable. At June 30, 2005, the Company had $2,171,693 in cash and cash equivalents and $177,031 in accounts receivable.

The Company expects its recent pattern of quarter-to-quarter revenue fluctuations to continue, due to the uncertain timing of individual orders and their size in relation to total revenues. The Company remains confident in the value of its technology and expertise both in medical and surgical applications and elsewhere. In addition, despite strict controls on R&D spending, the Company continues to move forward with new products and technical innovations.

The Company believes that the recent introduction of several new products, along with new and on-going customer relationships, will generate additional revenues, which are required in order for the Company to achieve profitability. If these additional revenues are not achieved on a timely basis, the Company will be required and is prepared to implement further cost reduction measures, as necessary. The Company believes, based on its operating and strategic plans, that it will have sufficient funds to conduct operations through at least the next twelve months.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(b)    Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its two wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

(c)    Revenues

In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 104 which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements and was effective for the Company’s fiscal year 2004. SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. The Company’s shipping terms are customarily FOB shipping point. The Company’s revenue recognition practices comply with the guidance in the bulletin.

Sales price of products and services sold is fixed and determinable after receipt and acceptance of a customer’s purchase order or properly executed sales contract, typically before any work is performed. Management reviews each customer purchase order or sales contract to determine that the work to be performed is specified and there are no unusual terms and conditions which would raise questions as to whether the sales price is fixed or determinable. The Company assesses credit worthiness of customers based upon prior history with the customer and assessment of financial condition. Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. The allowance for doubtful accounts at June 30, 2005 and 2004 was approximately $14,550 and $154,900, respectively.

The Company’s shipping terms are customarily FOB shipping point. The Company’s revenue transactions typically do not contain multiple deliverable elements for future performance obligations to customers, other than a standard one-year warranty on materials and workmanship, the estimated costs for which are provided for at the time revenue is recognized.

Revenues for industrial and medical products sold in the normal course of business are recognized upon shipment when delivery terms are FOB shipping point and all other revenue recognition criteria have been met. Services that the Company provides to customers consist of repairs and engineering design and development. Recognition of service revenue occurs (assuming all other revenue recognition criteria have been met) upon delivery to the customer of the repaired product. Service revenue represented 4.6% and 3.2% of total revenue for June 30, 2005 and 2004, respectively. Contract revenues, where the period of performance extends beyond six months, including revenues from customer-sponsored research and development contracts, are recognized under the percentage-of-completion method. The percentage of completion is determined by computing the percentage of the actual cost of work performed to the anticipated total contract costs, or on the basis of units shipped. When the estimate of a contract indicates a loss, the Company’s policy is to record the entire estimated loss in the current period. Gross shipping charges reimbursable from customers, to deliver product, is included in Revenues, while shipping costs are shown in Selling, General and Administrative Expenses section of the Consolidated Statement of Operations. Shipping charges invoiced to customers were approximately $6,000 and $7,000 for June 30, 2005 and 2004, respectively.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(d)    Cash and Cash Equivalents

The Company includes in cash equivalents all highly liquid investments with original maturities of three months or less at the time of acquisition. Cash equivalents of approximately $2,091,000 and $299,000 at June 30, 2005 and 2004, respectively, consist primarily of overnight repurchase agreements, money market funds, and United States Treasury bills.

(e)    Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and include material, labor and manufacturing overhead. The components of inventories at June 30, 2005 and 2004 are as follows:

	2005	2004
Raw material	$181,548	$345,483
Work-in-progress	185,047	307,522
Finished goods	233,024	264,993

	$599,619	$917,998

The Company provides for estimated obsolescence on unmarketable inventory based upon assumptions about future demand and market conditions. If actual demand and market conditions are less favorable than those projected by management, additional inventory write downs may be required. Inventory, once written down, is not subsequently written back up, as these adjustments are considered permanent adjustments to the carrying value of the inventory.

During fiscal years 2005 and 2004, the Company recorded, in cost of goods sold, pretax non-cash provisions for slow-moving and obsolete inventories of approximately $401,900 and $500,000, respectively.

(f)    Property and Equipment

Property and equipment are recorded at cost. Maintenance and repair items are expensed as incurred. The Company provides for depreciation and amortization by charges to operations, using the straight-line and declining-balance methods, which allocate the cost of property and equipment over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Machinery and equipment	2-7 years
Leasehold improvements	Shorter of lease term or estimated useful life
Furniture and fixtures	5 years
Vehicles	3 years

Amortization of assets under capital leases are included in depreciation expense. Depreciation expense was $171,609 and $197,242 for the years ended June 30, 2005 and 2004, respectively.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(g)    Significant Customers and Concentration of Credit Risk

Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk

Financial instruments that subject the Company to credit risk consist primarily of cash equivalents and trade accounts receivable. The Company places its investments in highly rated financial institutions. The Company has not experienced any losses on these investments to date. At June 30, 2005, receivables from the Company’s largest customers were 19%, 16%, and 10%, respectively, of the total accounts receivable. At June 30, 2004, receivables from the Company’s largest customers were 47%, 18%, 13%, and 12%, respectively, of the total accounts receivable. No other customer accounted for more than 10% of the Company’s receivables as of June 30, 2005 and 2004. The Company has not experienced any material losses related to accounts receivable from individual customers. The Company generally does not require collateral or other security as a condition of sale rather relying on credit approval, balance limitation and monitoring procedures to control credit risk of trade account financial instruments. Management believes that allowances for doubtful accounts, which are established based upon review of specific account balances and historical experience, are adequate.

Revenues from the Company’s largest customers, as a percentage of total revenues, were as follows:

	2005	2004
Customer A	20%	24%
Customer B	11	6
Customer C	—	22
All Others	69	48

	100%	100%

No other customer accounted for more than 10% of the Company’s revenues in fiscal years 2005 and 2004.

(h)    Loss per Share

The Company calculates earnings per share according to SFAS No. 128, Earnings per Share. Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. For each of the two years in the period ended June 30, 2005, the effect of stock options and warrants was antidilutive; therefore, they were not included in the computation of diluted loss per share. The number of shares underlying options and warrants that were excluded from the computation, as their effect would be antidilutive, was 1,320,869 and 218,765 during fiscal 2005 and 2004, respectively.

(i)    Stock-Based Compensation

The Company accounts for its stock-based compensation using the intrinsic value method provided for under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Under APB No. 25 and related interpretations, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure), establishes a fair-value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative under SFAS No. 123, which requires the disclosure of the pro forma effects on net loss and net loss per share as if the fair value accounting prescribed by SFAS No. 123 had been adopted.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

No stock-based employee compensation cost is reflected in net loss, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Year Ended
	2005	2004

Net loss, as reported	$(3,688,361)		$(3,684,076)
Add: Total stock-based employee compensation expense determined under fair value based method for all awards	(356,753)		(61,216)

Pro forma net loss	$(4,045,114)		$(3,745,292)

Net loss per share: As reported - basic and diluted	$(.55)	$	(2.10)

Pro forma - basic and diluted	$(.60)		$(2.14)

(j)    Foreign Currency Translation

The Company translates certain accounts and financial statements of its foreign subsidiary in accordance with SFAS No. 52, Foreign Currency Translation. The functional currency of the Company’s foreign subsidiary is the United States dollar. Transaction gains or losses are reflected in the accompanying consolidated statements of operations and have not been significant.

(k)    Patents

Patents are carried at cost, less accumulated amortization of approximately $394,500 and $334,000 at June 30, 2005 and 2004, respectively. Such costs are amortized using the straight-line method over the shorter of their legal or estimated useful lives, generally five to ten years. Amortization expense was $70,357 and $43,604 for the years ended June 30, 2005 and 2004, respectively. Amortization expense is expected to be approximately $41,000, $35,000, $25,000, $19,000 and $14,000, respectively for the years ending June 30, 2006 through June 30, 2010.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(l)    Financial Instruments

SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosures about the fair value of financial instruments. Financial instruments consist principally of cash equivalents, accounts receivable, accounts payable, and accrued expenses. The estimated fair value of these financial instruments approximates their carrying value due to the short-term nature of these financial instruments.

(m)    Long-Lived Assets

The Company accounts for long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(n)    Warranty Costs

The Company does not incur future performance obligations in the normal course of business other than providing a standard one-year warranty on materials and workmanship to its customers. The Company provides for estimated warranty costs at the time product revenue is recognized. Warranty costs for the years ended June 30, 2005 and 2004, have not been material to the consolidated financial statements. Warranty costs were $10,417 and $15,615 for the years ended June 30, 2005 and 2004, respectively, and have been included as a component of cost of goods sold in the accompanying consolidated statements of operations.

(o)    Research and Development

Research and development expenses are charged to operations as incurred.

(p)    Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owners sources.

The Company’s comprehensive loss for the years ended June 30, 2005 and 2004 was equal to its net loss for the same periods.

(q)    Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

(r)    Segment Reporting

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions about how to allocate resources and assess performance. The Company’s chief decision-maker, as defined under SFAS No. 131, is the Chief Executive Officer. To date, the Company has viewed its operations and manages its business as principally one segment. For all periods presented, over 90% of the Company’s sales have been to customers in the United States.

(s)    Use of Estimates

The preparation of financial statements in conformity with accounting standards generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(t)    Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment (SFAS 123R), an amendment of FASB Statements No. 123 and No. 95, Statement of Cash Flows, which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. Pro forma disclosure will no longer be an alternative. SFAS 123R is effective for the first annual period beginning after December 15, 2005 and thus, will be effective for the Company beginning with the first quarter of fiscal year 2007 (July 1, 2006). Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include retrospective and modified prospective adoption methods. Under the retrospective method, prior periods may be restated based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for all periods presented or as of the beginning for the year of adoption.

The modified prospective method requires that compensation expense be recognized beginning with the effective date, based on the requirements of SFAS 123R, for all share-based payments granted after the effective date, and based on the requirements of SFAS 123, for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company is evaluating the requirements of SFAS 123R and has not determined its method of adoption or the impact on its financial position or the results of operations. See Note 1 (i) for information related to the pro forma effects on the Company's reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS 123 to stock-based employee compensation.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” an amendment of ARB No. 43, Chapter 4, “Inventory Pricing.” This standard clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and waste material (spoilage). Such abnormal expenses must be recognized in the period in which they are incurred. In addition, SFAS No. 151 requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred.

SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this new accounting pronouncement to have a material impact on its financial position or results of operation.

(u)    Reclassification

Certain reclassification of amounts in prior years has been made to conform with the current year presentation.

(2) COMMITMENTS

(a)    Related Party Transactions

The Company leases one of its facilities from a corporation owned by an officer-director-shareholder of the Company. The lease terminated in December 1999 and required lease payments of $9,000 per month. The Company is currently a tenant at will paying rent of $9,000 a month. Total rent expense for related parties included in the accompanying consolidated statements of operations amounted to $108,000 in each of fiscal years 2005 and 2004.

The Company paid or accrued fees to a director of approximately $24,000 per year for services performed during fiscal 2005 and 2004. Another director is a former partner in a law firm that has performed legal services for the Company during fiscal 2005 and 2004 of approximately $76,400 and $170,000, respectively.

(b)    Operating Lease Commitments

The Company has entered into operating leases for its office space and equipment that expire at various dates through fiscal year 2007. Total future minimum rental payments under all non-cancelable operating leases are approximately $26,000.

Rent expense on operating leases, excluding the related party rent described above, was approximately $55,700 and $55,600 for the years ended June 30, 2005 and 2004, respectively.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(3)    STOCKHOLDERS’ EQUITY

(a)    Stock Options

During fiscal 1989, the stockholders approved a stock option plan (the “1989 Plan”) for key employees. The 1989 Plan, as amended, authorizes the grant of options of up to 185,000 shares of the Company’s common stock at an exercise price of not less than 100% of the fair market value per share at the date of grant. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. No shares are available for future grants under the Company’s 1989 Stock Option Plan.

During fiscal 1998, the stockholders approved an incentive plan (the “1997 Incentive Plan”), which provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. A total of 1,500,000 shares of common stock have been reserved for issuance under the 1997 Incentive Plan, as amended and restated in fiscal year 2005. Upon the adoption of the 1997 Incentive Plan, no new awards will be granted under the 1989 Plan. At June 30, 2005, 177,153 shares of common stock were available for future grants under the 1997 Incentive Plan.

The following is a summary of transactions in the plans for the two years ended June 30, 2005:

	Number of Shares	Option Price per Share	Weighted Average Exercise Price

Options outstanding, June 30, 2003	116,102	$1.74-75.00	$13.68
Granted	18,336	$1.97	$1.97
Canceled	(2,485)	$4.20-75.00	$27.70

Options outstanding, June 30, 2004	131,953	$1.74-75.00	$11.79
Granted	1,206,000	$0.73 - 0.87	$0.82
Canceled	(20,418)	$8.25	$8.25
Options outstanding, June 30, 2005	1,317,535	$0.73-75.00	$1.79
Options exercisable, June 30, 2005	450,635	$0.73-75.00	$3.67

Options exercisable, June 30, 2004	114,807	$1.74-75.00	$13.11

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table summarizes information about stock options outstanding and exercisable at June 30, 2005:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price

$0.73-$0.87	1,206,000	9.95 years	$0.81	346,600	$0.82
$1.74-$4.56	45,096	7.3 years	$3.13	37,596	$3.36
$6.00 - $8.25	10,588	4.72 years	$7.06	10,588	$7.06
$9.38 - $13.13	18,504	1.85 years	$10.93	18,504	$10.93
$16.50	1,042	2.12 years	$16.50	1,042	$16.50
$23.064 - $33.00	34,971	2.95 years	$24.35	34,971	$24.35
$75.00	1,334	5.17 years	$75.00	1,334	$75.00
$0.73 - $75.00	1,317,535	9.51 years	$1.79	450,635	$3.67

In addition, the Company has granted options outside the plans, primarily to directors and a consultant at 100% of the fair market value per share at the date of grant. The weighted average remaining contractual life of the options outside the plans is .04 years as of June 30, 2005. The following is a summary of all transactions outside the plans:

	Number of Shares	Option Price per Share	Weighted Average Exercise Price

Options outstanding and exercisable, June 30, 2003 and 2004	9,168	$7.78-8.25	$8.08

Canceled	(5,834)	$8.25	$8.25

Options outstanding and exercisable, June 30, 2005	3,334	$7.78	$7.78

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company has computed the pro forma disclosures required under SFAS No. 123 for fiscal 2005 and 2004 using the Black-Scholes option pricing model prescribed by SFAS No. 123 (See Note 1(i)).

The assumptions used for each of the two years in the period ended June 30, 2005 are as follows:

	Year Ended
	2005	2004

Risk-free interest rates	3.84%	3.85%
Expected dividend yield	—	—
Expected lives	5.3 years	7 years
Expected volatility	107%	120%
Weighted average fair value of grants	$0.65	$1.77

On June 13, 2005 the Company issued options to purchase 934,000 shares of common stock at an exercise price of $0.83 per share.   At the date of issuance, 30% of the options vested immediately, and the vesting of the remaining options is subject to achievement of certain financial milestones by the Company.  According to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," the options described above are subject to variable accounting until the awards are exercised, forfeited, or expire unexercised, which includes periodic measurement of compensation expense based on the intrinsic value of the options.  The compensation cost will be recognized and adjusted quarterly for vested options or ratably over the vesting period for unvested options.  No compensation expense related to these stock options is reflected in the net loss for the year ended June 30, 2005 as all options granted had an exercise price greater than the market value of the underlying common stock as of June 30, 2005.  As long as the options remain outstanding, the compensation adjustment remains subject to ongoing quarterly adjustments based on changes in the market price of the Company's common stock.

(4)    INCOME TAXES

The provision for income taxes in the accompanying consolidated statements of operations consists of the minimum statutory state income tax liability of $912 for each of the two years ended June 30, 2005.

A reconciliation of the federal statutory rate to the Company’s effective tax rate for the two years ended June 30, 2005 is as follows:

	2005	2004
Income tax benefit at federal statutory rate	(34.0)%	(34.0)%

Increase (decrease) in tax resulting from-
State taxes, net of federal benefit	(6.0)	(6.0)
Change in valuation allowance, net of NOL expirations	27.9	30.6
Expiration of state net operating loss carry forwards	11.6	—
Expiration of tax credits	—	7.3
Nondeductible items	2.3	—
Tax credits	—	(1.6)
Other	(1.8)	3.7

Effective tax rate	0.0%	0.0%

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The components of deferred tax assets and liabilities at June 30, 2005 and 2004 are approximately as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards	9,746,000	$8,745,000
Tax credit carryforwards	567,000	497,000
Reserves and accruals not yet deducted for tax purposes	3,870,000	3,849,000
Total deferred tax assets	14,183,000	13,091,000
Valuation allowance	(12,972,000)	(11,943,000)
Subtotal	1,211,000	1,148,000
Deferred tax liabilities:
Accumulated depreciation	(1,211,000)	(1,148,000)

Net deferred taxes	$—	$—

The Company has provided a valuation allowance to reduce the net deferred tax asset to an amount the Company believes is “more likely than not” to be realized. The valuation allowance increased in fiscal 2005 by approximately $1,029,000. Approximately $2,241,000 of the valuation allowance at June 30, 2005 related to the exercise of stock options will be allocated to stockholders’ equity when recognized. As of June 30, 2005, the Company has net operating loss carryforwards for U.S. federal and state income taxes of approximately $25,803,000 and $16,215,000, respectively. The U.S. federal net operating loss carryforwards expire approximately as follows: $697,000 in 2013, $1,512,000 in 2019, $7,154,000 in 2020, $5,554,000 in 2022, $4,054,000 in 2023, $3,250,000 in 2024 and $3,582,000 in 2025. The state net operating loss carryforwards expire approximately as follows: $5,520,000 in 2007, $4,030,000 in 2008, $3,223,000 in 2009 and $3,442,000 in 2010. The tax credit carryforwards expire in 2006 through 2025. Pursuant to the Tax Reform Act of 1986, the utilization of net operating loss carryforwards for tax purposes may be subject to an annual limitation if a cumulative change of ownership of more than 50% occurs over a three-year period. As a result of the 2005 rights offering and subsequent trading activity of the Company's common stock, it is likely that the Company has triggered significant limitations on the utilization of net operating loss carryforwards. In the event that the Company has had a change in ownership, as defined, the utilization of substantially all of the Company’s net operating loss carryforwards will be significantly restricted or eliminated. The Company is currently estimating the impact of such transactions on their net operating loss carryforwards.

(5)    PROVISION FOR RESTRUCTURING

In June 2005, the Company reduced its full-time workforce by approximately 3%, or one employee. As a result of this action, the Company recorded a pretax charge to earnings in the quarter ended June 30, 2005 of $89,512 for employee severance benefits of which $84,501 was paid in the quarter ended June 30, 2005.

In January 2004, the Company reduced its full-time workforce by approximately 15%, or five employees. As a result of this action, the Company recorded a pretax charge to earnings in the quarter ended March 31, 2004 of $52,208 for employee severance benefits.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table sets forth the rollforward of provisions and cash payments associated with the restructuring reserve:

Reserve For Employee Severance

Reserve Balance, June 30, 2003	$—

Total Provision	52,208
Cash Payments	(52,208)

Reserve Balance, June 30, 2004	$—

Total Provision	89,512
Cash Payments	(84,501)

Reserve Balance, June 30, 2005	$5,011

(6)   PROVISION FOR INVENTORY WRITE-DOWN

The Company determined that certain inventories of telecommunications and medical products would not be sold within the Company’s business cycle or the products’ life cycle. Consequently, the Company recorded, in cost of goods sold, a provision for excess and obsolete inventory of approximately $401,900 and $500,000 during the years ended June 30, 2005 and 2004, respectively.

(7)   PROFIT SHARING PLAN

The Company has a defined contribution 401K profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing contributions were made to the plan in fiscal years 2005 and 2004. Employer matching contributions to the plan amounted to $35,310 and $29,972 for fiscal years 2005 and 2004, respectively.

(8)   RIGHTS OFFERING

In July 2004, the Company completed a rights offering to stockholders of record on June 7, 2004 by issuing 5,256,159 shares of common stock at a price of $1.00 per share. Net cash proceeds to the Company (after offering costs of $222,175) were $5,033,984.

The costs of the rights offering estimated to have been incurred through June 30, 2004 of $171,885, were deferred and are included in the caption “deferred financing costs” in the accompanying consolidated balance sheets as of June 30, 2004. The actual offering costs of $222,175 have been charged against additional paid-in capital in the accompanying consolidated balance sheets as of June 30, 2005.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(9)   SUBSEQUENT EVENT

In July 2005, the Company sold equipment previously used in its telecommunications business for $180,000, recognizing a gain of approximately $166,000, which will be recorded in the quarter ending September 30, 2005.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date shown on the cover page.

Precision Optics Corporation, Inc.

8,450,000 Shares of
Common Stock

PROSPECTUS

____________,2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are organized under the laws of The Commonwealth of Massachusetts. The Massachusetts Business Corporation Law provides that indemnification of directors, officers, employees, and other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by the corporation to whatever extent specified in its charter documents or votes adopted by its shareholders, except that no indemnification may be provided for any person with respect to any matter as to which the person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. Under Massachusetts law, a corporation can purchase and maintain insurance on behalf of any person against any liability incurred as a director, officer, employee, agent, or person serving at the request of the corporation as a director, officer, employee, or other agent of another organization or with respect to any employee benefit plan, in his capacity as such, whether or not the corporation would have power to itself indemnify him against such liability.

Our Restated Articles of Organization, as amended to date, provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The By-Laws provide that we shall indemnify our directors and officers to the full extent permitted by the laws of The Commonwealth of Massachusetts. In addition, the Company holds a Directors and Officer Liability and Corporate Indemnification Policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All of the amounts shown are estimates except for the fee payable to the Commission.

Securities and Exchange Commission registration fee		$298
Printing and engraving expenses		*
Accountant’s fees and expenses		*
Legal fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*  To be included by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 13, 2006, we offered and sold 8,450,000 shares of common stock to certain institutional and other accredited investors without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws, which resulted in gross proceeds to us of approximately $2,112,500.

ITEM 27. EXHIBITS

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Description

3.1	Articles of Organization of Precision Optics Corporation, Inc., as amended and corrected. (1)

3.2	By-laws of Precision Optics Corporation, Inc. (2)

4.1	Specimen Common Stock Certificate. (3)

4.2	Registration Rights Agreement dated as of March 17, 2000 by and among the Company and the Initial Investors as defined therein (4)

4.3	Registration Rights Agreement dated as of June 30, 1998 by and among the Company, Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. (5)

4.4
Registration Rights Agreement dated as of August 5, 1999 by and among the Company, Special Situations Cayman Funds, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. (6)

5.1	Opinion of Ropes & Gray LLP.*

10.1	Precision Optics Corporation, Inc. 1989 Stock Option Plan amended to date. (7)

10.2	Three separate life insurance policies on the life of Richard E. Forkey (3)

10.3	Amended and Restated Precision Optics Corporation, Inc. 1997 Incentive Plan (8)

10.4	Securities Purchase Agreement dated as of March 13, 2000 by and among the Company and the Purchasers as defined therein (excluding exhibits) (4)

10.5	Form of Purchase Agreement. (9)

21.1	Subsidiaries of Precision Optics Corporation, Inc. (10)

23.1	Consent of Ropes & Gray LLP. (included in Opinion filed as Exhibit 5.1)*

23.2	Consent of Vitale, Caturano & Company, Ltd.*

23.3	Consent of KPMG LLP.*

24.1	Power of Attorney. (included on the signature page of this registration statement)*

* Filed herewith

(1)	Incorporated by reference to the Company’s Quarterly Report for the quarter ended December 31, 2002 on Form 10-QSB (No. 001-10647).
(2) Incorporated herein by reference to the Company’s 1991 Annual Report on Form 10-KSB (No. 001-10647).
(3) Incorporated herein by reference to the Company’s Registration Statement on Form S-18 (No. 33-36710-B).
(4) Incorporated herein by reference to the Company’s Registration Statement on Form S-3 (No. 333-35884).
(5) Incorporated herein by reference to the Company’s 1998 Annual Report on Form 10-KSB (No. 001-10647).
(6) Incorporated herein by reference to the Company’s 1999 Annual Report on Form 10-KSB (No. 001-10647).
(7) Incorporated herein by reference to the Company’s 1994 Annual Report on Form 10-KSB (No. 001-10647).
(8)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 (No. 001-10647).
(9) Incorporated by reference from the Company’s Current Report on Form 8-K filed on April 19, 2006. (No. 001-10647)
(10) Incorporated herein by reference to the Company’s 1996 Annual Report on Form 10-KSB (No. 001-10647).

ITEM 28. UNDERTAKINGS

a. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions set forth in Item 24 above, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

b. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events which, individually together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c. To include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gardner, The Commonwealth of Massachusetts, on July 25, 2006.

Precision Optics Corporation, Inc.

By:	/s/ Richard E. Forkey
Richard E. Forkey Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Richard E. Forkey and Joseph N. Forkey, and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form SB-2 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard E. Forkey
Richard E. Forkey	Chairman of the Board, Director, President, Treasurer and Chief Executive Officer	July 25, 2006
/s/ Joseph N. Forkey
Joseph N. Forkey	Director, Executive Vice President and Chief Scientific Officer	July 25, 2006
/s/ Edward A. Benjamin
Edward A. Benjamin	Director	July 25, 2006
/s/ Donald A. Major
Donald A. Major	Director	July 25, 2006
/s/ Richard Miles
Richard Miles	Director	July 25, 2006
/s/ Joel R. Pitlor
Joel R. Pitlor	Director	July 25, 2006

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Organization of Precision Optics Corporation, Inc., as amended and corrected. (1)

3.2	By-laws of Precision Optics Corporation, Inc. (2)

4.1	Specimen Common Stock Certificate. (3)

4.2	Registration Rights Agreement dated as of March 17, 2000 by and among the Company and the Initial Investors as defined therein (4)

4.3	Registration Rights Agreement dated as of June 30, 1998 by and among the Company, Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. (5)

4.4
Registration Rights Agreement dated as of August 5, 1999 by and among the Company, Special Situations Cayman Funds, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. (6)

5.1	Opinion of Ropes & Gray LLP.*

10.1	Precision Optics Corporation, Inc. 1989 Stock Option Plan amended to date. (7)

10.2	Three separate life insurance policies on the life of Richard E. Forkey (3)

10.3	Amended and Restated Precision Optics Corporation, Inc. 1997 Incentive Plan (8)

10.4	Securities Purchase Agreement dated as of March 13, 2000 by and among the Company and the Purchasers as defined therein (excluding exhibits) (4)

10.5	Form of Purchase Agreement. (9)

21.1	Subsidiaries of Precision Optics Corporation, Inc. (10)

23.1	Consent of Ropes & Gray LLP. (included in Opinion filed as Exhibit 5.1)*

23.2	Consent of Vitale, Caturano & Company, Ltd.*

23.3	Consent of KPMG LLP.*

24.1	Power of Attorney. (included on the signature page of this registration statement)*

* Filed herewith

(1)	Incorporated by reference to the Company’s Quarterly Report for the quarter ended December 31, 2002 on Form 10-QSB (No. 001-10647).
(2) Incorporated herein by reference to the Company’s 1991 Annual Report on Form 10-KSB (No. 001-10647).
(3) Incorporated herein by reference to the Company’s Registration Statement on Form S-18 (No. 33-36710-B).
(4) Incorporated herein by reference to the Company’s Registration Statement on Form S-3 (No. 333-35884).
(5) Incorporated herein by reference to the Company’s 1998 Annual Report on Form 10-KSB (No. 001-10647).
(6) Incorporated herein by reference to the Company’s 1999 Annual Report on Form 10-KSB (No. 001-10647).
(7) Incorporated herein by reference to the Company’s 1994 Annual Report on Form 10-KSB (No. 001-10647).
(8)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 (No. 001-10647).
(9) Incorporated by reference from the Company’s Current Report on Form 8-K filed on April 19, 2006. (No. 001-10647)
(10) Incorporated herein by reference to the Company’s 1996 Annual Report on Form 10-KSB (No. 001-10647).